Exhibit 99.1

Palomar Holdings, Inc. Announces the Successful Completion of June 1 Reinsurance Renewal

LA JOLLA, Calif., May 31, 2022 (GLOBE NEWSWIRE) -- Palomar Holdings, Inc. (NASDAQ: PLMR) (“Palomar” or “Company”) today announced the successful completion of certain reinsurance programs incepting June 1, 2022.

The Company procured approximately $430 million of incremental limit for earthquakes and $200 million of incremental windstorm limit. Reinsurance coverage now exhausts at $2.08 billion for earthquake events and $900 million for hurricane events, providing adequate headroom to support the Company’s growth initiatives as well as coverage in excess of Palomar’s 1:250-year peak zone Probable Maximum Loss (“PML”).

The Company maintained its catastrophe event retention of $12.5 million for all perils. Additionally, the Company completely placed the excess of loss layers of its catastrophe program. The $12.5 million per occurrence pre-tax retention is further backstopped by the $25 million catastrophe aggregate excess of loss cover (“The Aggregate Cover”) renewed on April 1, 2022.

“We are very pleased to successfully complete our 6/1 placement,” commented Mac Armstrong, Palomar’s Chief Executive Officer and Chairman. “In a challenging market, we were able to purchase $430 million of incremental limit to conservatively support our growth; maintain our per event retention at $12.5 million; and further incorporate ILS solutions into our comprehensive reinsurance program.”

Other highlights of the reinsurance program include:

-	Successful issuance of $275 million of collateralized capacity through Torrey Pines Re 144A Catastrophe Bond, bringing Palomar’s total outstanding Catastrophe Bond capacity to $675 million and diversifying its reinsurance capital by accessing ILS investors on a multi-year basis;

-	The addition of 9 new reinsurers brings Palomar’s reinsurance panel to 84 reinsurers, all of which have an “A-” (Excellent) (Outlook Stable) or better financial strength rating from A.M. Best and/or S&P or post collateral;

-	Prepaid reinstatements for substantially all layers that include a reinstatement provision, thereby limiting the pre-tax net loss to our $12.5 million retention with modest additional reinsurance premium due.

Mr. Armstrong continued, “The consummation of the 6/1 XOL program along with the renewal of our Aggregate Cover in April are prime examples of Palomar’s commitment to providing consistent earnings and profitable, predictable growth. They are instrumental in our ability to produce attractive earnings and return on equity.”

Palomar’s Chief Risk Officer, Jon Knutzen added, “We thoughtfully navigated a complicated renewal given the larger macro headwinds surrounding this June 1 renewal cycle. Palomar’s continued efforts to improve the risk profile of its subject business and its consistent emphasis on growth in differentiated lines of business such as earthquake and Hawaii wind has been well received and endorsed by our reinsurance partners. We are grateful to reinsurers for their partnership and continued support of our business.”

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of subsidiaries Palomar Specialty Insurance Company (“PSIC”), Palomar Specialty Reinsurance Company Bermuda Ltd., Palomar Insurance Agency, Inc. and Palomar Excess and Surplus Insurance Company (“PESIC”). Palomar is an innovative insurer that focuses on the provision of specialty insurance for residential and commercial clients. Palomar’s underwriting and analytical expertise allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, hurricane and flood insurance. Palomar’s insurance subsidiaries, Palomar Specialty Insurance Company, Palomar Specialty Reinsurance Company Bermuda Ltd., and Palomar Excess and Surplus Insurance Company, have a financial strength rating of “A-” (Excellent) from A.M. Best.

To learn more, visit PLMR.com.

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Safe Harbor Statement

Palomar cautions you that statements contained in this press release may regard matters that are not historical facts but are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Palomar that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, the frequency and severity of adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact

Media Inquiries

Bill Bold

1-619-890-5972

bbold@plmr.com

Investor Relations

Jamie Lillis

1-203-428-3223

investors@plmr.com

Source: Palomar Holdings, Inc.